Exhibit 10.4


                                October 26, 2006




                                                        PERSONAL & CONFIDENTIAL
Ronald W. Kaplan
600 Antler Drive
Lewisberry, Pennsylvania 17339


                  Re:      Employment Agreement

Dear Ron:

         I am writing in reference to our recent discussions regarding your employment agreement with Continental Global Group, Inc. (the "Company"). This letter shall serve to clarify and amend certain provisions thereof.

         Your employment agreement provides for the payment of 24 months salary continuation in the event of your resignation following a Change of Control. You have requested clarification of the definition of a Change of Control in your employment agreement relating to a sale of a majority of the capital stock of the Company. I confirm that a sale of a majority of the capital stock of the Company to an unaffiliated third party would constitute a Change of Control under your employment agreement.

         You have requested your severance payments due to you under Section 3.6 of the employment agreement be paid in a lump sum on the date of your termination of employment following a Change of Control. The Board of Directors of the Company (the "Board") has determined that acceleration of such payments to your date of termination following a Change of Control is fair and in the best interests of the Company; provided that you also agree to defer any exercise of your 45-day post-Change of Control election to terminate your employment under that section for a transition period of up to six months (or for such shorter period) as may be requested in writing by an acquirer. Obviously, if you are terminated by the Company without Cause during such period or you voluntarily resign within the 45-day period following any requested transition period of up to six months, you will be entitled to the severance payments specified in that section. This being said, nothing shall obligate the Company or its stockholders to accept any proposal that would constitute a Change of Control or to make a payment if no such proposal has been consummated.

         You have also requested clarification regarding the term of your employment agreement and the effect of termination without Cause prior to or following February 13, 2007. The initial term of your employment agreement (as provided in Section 1.1 thereof) is one year. That one-year period expires February 13, 2007. In the absence of your death, disability or termination for Cause, your employment agreement presently provides that your employment with the Company and the employment agreement shall continue thereafter until either you or the Company gives "not less than ninety (90) days' prior notice" of termination. In the event the Company terminates you without Cause prior to, on or following February 13, 2007, including through non-renewal of the contract,
Section 3.4(d) of your employment agreement entitles you to twelve months of continued "Salary and Benefits." In addition, if you were terminated without Cause prior to February 13, 2007, you would also be entitled to the compensation and benefits due to you through the initial term.

         You have also requested that the Board consider acceleration of the payment of your 2006 bonus under your employment agreement to December 31, 2006. Your employment agreement now provides for payment within 90 days following approval by the Board of the audited financial statements of the Company. Based upon year-to-date results, the Board has agreed to accelerate payment of your estimated bonus for the 2006 fiscal year as requested (calculated in accordance with the terms of your employment agreement) subject to a corrective (or true
up) payment to you or to the Company by you within 10 business days following the Board's approval of the 2006 audited financial statements of the Company. You will be entitled to payment of the 2006 bonus regardless of whether the Company terminates your employment without Cause before or after the initial term. You have asked me to confirm that the Company will be utilizing the original 2006 budget (that calls for income before taxes of $23,146,266) in calculating your bonus. I confirm that that is the approved budget amount.

         Finally, I also confirm that with respect to the payments discussed above (i.e., the 2006 bonus and a severance payment upon a Change of Control), the mitigation provisions in your employment agreement do not apply.

         Except as specifically provided above, this letter is not intended to and does not modify any provisions of your employment agreement. If you are in agreement with the changes and interpretations set forth above, please execute, date and return a copy of this letter to me.


                                   Cordially,




                                    Chairman



         Accepted and Agreed to by:

         ------------------------------
         Ronald W. Kaplan

         ------------------------------
         Date